Workiva Inc. Insider Trading Policy

Overview
The Insider Trading Policy (the “Policy”) sets forth the rules and procedures around transactions in securities of, and the handling of confidential information about, Workiva Inc. (herein referred to as “Workiva” the “Company”, “we”, or “our”), and the companies with which we do business. The Company’s Board of Directors has adopted this Policy to:
•Promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing material nonpublic information to others who may trade based on that information.
•Prevent violations of the law, as well as the appearance of impropriety.
•Protect our reputation for integrity, the integrity of our business dealings, and the sensitive information of our customers.

This Policy is in addition to and complementary of our Customer Securities Trading Policy. Every Workiva employee is responsible for understanding and complying with both of these policies.

Persons Subject to the Policy
This Policy applies to all employees and officers of the Company and its subsidiaries, and all members of the Company’s Board of Directors (collectively, “employees”, or “you”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

This Policy also applies to any family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions you direct, influence, or control, such as parents or children who consult with you before they trade in securities (together, “Family Members”). You are responsible for making sure that any Family Members’ transactions in securities covered by this Policy comply with the Policy.

Finally, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).

Statement of Policy
This Policy applies to transactions in the Company’s securities, including, but not limited to, the Company’s common stock, options to purchase common stock, preferred stock, convertible debentures, warrants, exchange-traded put or call options or swaps (collectively, “Company Securities”), whether or not issued by the Company. The Policy also applies to the securities of all other publicly traded companies, including (but not limited to) all customers, partners, significant collaborators, suppliers, or competitors of the Company. This Policy does not apply to transactions in mutual funds or exchange traded funds (ETFs) that are invested in Company Securities or securities of other publicly traded companies.

Employees are prohibited from purchasing or selling, or placing an order to purchase or sell, either directly or indirectly through Family Members, Controlled Entities, or other persons or entities, any securities in any company about which they possess material nonpublic information.

Employees may not disclose or share confidential information about Workiva or any other company, including material nonpublic information, to anyone either within or outside of the Company, except as required by law or as authorized as part of an employee’s job responsibilities. Additionally, you may not, under any circumstances, “tip” or advise any person regarding trading in securities of Workiva or any other company, regardless of whether you profit or intend to profit by the disclosure or use of information.

Employees are prohibited from contributing to, posting on, or otherwise sharing information on topics about Company Securities or the securities of any other company through any Internet or other external bulletin boards, chat rooms, blogs, or websites, either in their own name, using a screen name, or through another person. The prohibition does not apply to employees participating in specific social networking initiatives that have been explicitly authorized by Workiva’s management.

Handling of Confidential Information
Definition of Material Nonpublic Information
Material nonpublic information is any material information about Workiva or any other company that has not yet become publicly available.

Material Information
Information is considered “material” if a reasonable investor would consider that information important when making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect a company’s stock price, whether it is positive or negative, is material. Financial information is frequently material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be considered material are:
•projections of future earnings or losses, or other earnings guidance;
•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalization, strategic alliances, joint ventures, licensing arrangements, or purchases or sales of substantial assets;
•significant related-party transactions;
•a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s pricing or cost structure;
•major marketing changes;
•changes in management;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;

•development of a significant new product, process, or service;
•pending or threatened significant litigation, or the resolution of such litigation;
•impending bankruptcy or the existence of severe liquidity problems;
•the gain or loss of a significant customer or vendor;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure; and
•the imposition of a ban on trading in Company Securities or the securities of another company.

When in doubt about whether particular nonpublic information is material, presume it is material. If you are unsure whether information is material, you should consult the Chief Legal Officer before making any decision to disclose such information, or to trade in or recommend others trade in securities based on that information.

Nonpublic Information
Information is considered “nonpublic” if it is not generally known or available to the public. Information may still be nonpublic even if it is widely known within Workiva or a customer’s organization, or has been shared with a service provider such as Workiva.

Information is considered “public” once it has been widely released to the marketplace (such as via a press release or a securities filing), and the public has had time to absorb the information. As a general rule, information about Workiva should not be considered public until at least two full trading days have passed following its public disclosure. For example, if Workiva announces its financial results after trading ends on a Wednesday, the earliest trading date that that information would be considered “public” would be the following Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

When in doubt about whether certain information is public, you should either consult with the Chief Legal Officer or assume that the information is nonpublic and treat it as confidential.

Definition of Confidential Customer Information
Workiva maintains highly sensitive and confidential information on behalf of our customers, including (but not limited to) nonpublic information concerning our customers’ financial results. “Confidential Customer Information” includes all information about the Company’s customers and prospective customers that is nonpublic, including (but not limited to) material nonpublic information. Workiva’s customers, prospective customers, and business partners trust that we will handle their sensitive information with integrity and discretion. Therefore, all nonpublic information furnished to the Company by a current or prospective customer in the course of an actual or prospective business arrangement, or generated within internal reports or other similar documents, should be considered Confidential Customer Information.

Disclosures of Confidential Information

Employees are prohibited from disclosing confidential information, including material nonpublic information and Confidential Customer Information, to anyone either within or outside of the Company, unless they are authorized by the Company to do so. You should not respond to any inquiries from the media, analysts, investors, or anyone outside of Workiva unless explicitly instructed otherwise, and refer any inquiries to our Investor Relations or Corporate Communications departments.

Transactions Subject to the Policy
You are prohibited from engaging in any transaction in Company Securities while in possession of material nonpublic information about the Company.

Additionally, you are prohibited from trading in the securities of Workiva’s customers, or any other publicly traded company, while in possession of material nonpublic information about those companies. Workiva maintains strict rules around trading in the securities of our customers, as detailed within our Customer Securities Trading Policy.

There are no exceptions to this Policy, except as otherwise specifically noted in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. Securities laws do not recognize any mitigating circumstances, and you should avoid even the appearance of an improper transaction to preserve Workiva’s reputation for integrity.

The prohibitions in this section apply to any transactions of your Family Members or Controlled Entities.

Transactions Under Company Plans
This Policy does not apply to the following types of transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Vesting of Restricted Stock or Settlement of Performance Stock Units. This Policy does not apply to the vesting of restricted stock or settlement of time or performance-based restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of restricted stock units. The Policy does apply, however, to any market sale of vested restricted stock or restricted stock units.

10b5-1 Plans. This Policy does not apply to trades made pursuant to a Rule 10b5-1 plan approved by the Company.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Prohibited and Special Transactions in Company Securities
Prohibited Transactions
The following transactions in Company Securities are prohibited pursuant to this Policy:

Short-Term Trading. The Company strongly discourages employees of the Company who purchase Company Securities in the open market from selling any Company Securities of the same class during the six months following the purchase (or vice versa), otherwise known as “short swing transactions”. Directors and officers of the Company are prohibited from profiting from short swing transactions, pursuant to Section 16(c) of the Exchange Act.

No Short Selling. This Policy prohibits the short sale of Company Securities (i.e., the sale of a security that the seller does not own) including “sales against the box” (short sales not exceeding the number of shares already owned), as short sellers generally benefit from a decline in the Company’s stock price.

No Publicly-Traded Options. This Policy prohibits transactions in exchange-traded put options, call options or other derivative securities.

No Hedging Transactions. This Policy prohibits employees from engaging in any hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds). Such hedging transactions may permit employees to continue to own Company Securities, without the full risks and rewards of ownership, creating a divergence in interests from the Company’s other stockholders.

No Margin Accounts or Pledged Securities. This Policy prohibits employees from entering into any arrangement where Company Securities are held in a margin account or pledged as collateral. Such arrangements allow for Company Securities to be sold without your consent by the broker if you fail to meet a margin call, or by the lender in foreclosure if you default on your loan, at a time when you may be aware of material nonpublic information or are otherwise not permitted to trade in Company Securities.

Special Transactions
Standing and Limit Orders. Standing and limit orders to purchase or sell Company Securities at a specified price should not remain open for more than two business days. Standing and limit orders increase the risk of insider trading violations because you have no control over the timing of the transaction, and it therefore may execute while you are in possession of material nonpublic information. Standing and limit orders under approved Rule 10b5-1 Plans are permitted.

Additional Procedures Applicable to Company Insiders
The following procedures apply only to “Company Insiders”, defined as employees who have access to material nonpublic information about Workiva as part of their day to day activities. Company

Insiders are designated by the Chief Legal Officer. You will be notified by the Legal Department if you have been designated a Company Insider under this Policy.

Quarterly Trading Restrictions
Company Insiders, including their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy) during a quarterly “Blackout Period”, regardless of whether they are in possession of material nonpublic information. Blackout periods generally begin two weeks prior to the end of each fiscal quarter, and end at the close of trading on the second business day following the public release of the Company’s financial results for that quarter.

Company Insiders are permitted to request preclearance to conduct transactions in Company Securities beginning on the third business day following the public release of the Company’s quarterly financial results, and ending two weeks prior to the close of the next fiscal quarter (the “Open Window Period”).

Pre-Clearance Procedures
Company Insiders, including their Family Members and Controlled Entities, must obtain preclearance from the Chief Legal Officer (or his / her / their designee) before engaging in any transaction in Company Securities (including proposed gifts of Company Securities). Company Insiders may request preclearance through the company’s stock plan administration platform, Shareworks by Morgan Stanley, as soon as reasonably possible in advance of the proposed transaction. Such request must explicitly specify the Company Securities to be transacted and the number of shares, and the Chief Legal Officer shall review the circumstances of the trade, including coordination with any Company Securities repurchase plan the Company may have underway.

If your preclearance request is approved, you will be permitted to execute your transaction for a period determined by the Chief Legal Officer (or his / her / their designee). If you need additional time to execute your transaction, you must submit a new preclearance request. The Chief Legal Officer is not obligated to approve any transaction submitted for pre-clearance, and may decide not to permit the transaction. If your preclearance request is denied, you must refrain from transacting in Company Securities, and you should not inform any other person of the restriction.

Workiva’s approval of any transaction under these procedures does not insulate any Company Insider from legal liability. It is ultimately your responsibility to comply with all applicable securities laws, and to determine if you are in possession of material nonpublic information about Workiva before executing any trades in Company Securities.

Event-Specific Trading Restriction Periods
The Chief Legal Officer may impose, at any time, an event-specific trading restriction on certain directors, officers and / or employees who are aware of a material nonpublic Company event (such as a potential acquisition, a change in management, establishing or amending a Company Securities repurchase plan, or other material development). These persons will be restricted from trading Company Securities for as long as the event remains material and nonpublic, regardless of whether the Company is in a Blackout Period or an Open Window Period. The Chief Legal Officer will notify any person subject to an event-specific trading restriction that they are prohibited from trading Company Securities, and may or may not disclose the reason for the restriction. You should not inform any other person of the existence of an event-specific trading restriction or extension of a Blackout Period. No exceptions will be granted during an event-specific trading restriction period.

If you are aware of any material nonpublic information about Workiva, you are prohibited from trading in Company Securities, even if you are not subject to an event-specific trading restriction.

Exceptions
The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, our pre-clearance requirements, quarterly trading restrictions, and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Additional Information
Post-Termination Transactions
This Policy will continue to apply to transactions in Company Securities and any other publicly traded company even after termination of service to the Company. If you are in possession of material nonpublic information about Workiva or any other company after your service terminates, you may not trade in Company Securities or the securities of the company in question until that information has become public or is no longer material. Additionally, the preclearance procedures applicable to Company Securities specified under the heading “Additional Procedures Applicable to Company Insiders” above will remain in place until the expiration of any Blackout Period or event-specific trading restriction that was in place at the time of the termination of service.

Rule 10b5-1 Plans
SEC Rule 10b5-1(c) of the Securities and Exchange Act of 1934 permits certain corporate insiders to establish written, pre-planned trading plans (commonly known as “10b5-1 plans”) that permit insiders to schedule future trades of Company Securities. This allows insiders to transact in Company Securities regardless of whether they are exposed to material nonpublic information during the term of their 10b5-1 plan. 10b5-1 plans are available only to directors, officers and such other Workiva employees as may be designated from time to time by the Chief Legal Officer.

Employees who wish to enter into, modify, or terminate a 10b5-1 plan must first obtain the approval of the Chief Legal Officer. Once approval is obtained, and subject to compliance with the terms of that approval including that the employee does not possess material nonpublic information, employees may enter into, modify, or terminate their 10b5-1 plan through Shareworks. The above trading restrictions do not apply to transactions under a 10b5-1 plan that satisfies the following conditions:
•10b5-1 plans must be entered into in good faith by the employee at a time when such person was not in possession of material nonpublic information, and employees must act in good faith with respect to the 10b5-1 plan, including any modifications or terminations.
•All 10b5-1 plans for directors or officers must contain representations by such director or officer certifying (i) that they were not in possession of material nonpublic information when entering into the 10b5-1 plan and (ii) are not entering into the 10b5-1 plan as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1(c).
•All 10b5-1 plans, including newly adopted plans or modifications to existing plans, must be submitted to the Chief Legal Officer for review and approval, including review of any coordination with any Company Securities repurchase plan the Company may have underway, at least five trading days before execution, and the Chief Legal Officer must approve such 10b5-1 plans in writing.
•All 10b5-1 plans will include “cooling off” periods before any trading can commence:
◦For Directors and Officers of the Company: the later of a) 90 days following the plan adoption or modification, or b) two business days following the disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following Plan adoption or modification);
◦For all other persons: 30 days following the plan adoption or modification.
•Company Insiders are only permitted to establish, modify, or terminate a 10b5-1 plan during an Open Window Period while not in possession of material nonpublic information.
•The 10b5-1 plan must explicitly specify the security or securities to be transacted, the number of shares, the price(s) and / or date(s) of transactions, or other formula(s) describing such transaction(s). Once the 10b5-1 plan is adopted, the employee cannot exercise any influence over execution of transactions pursuant to the plan.
•No employee of the Company is permitted to enter into multiple overlapping 10b5-1 plans, including multiple single-trade plans enacted during any 12-month period.

Please reach out to Workiva’s Chief Legal Officer with questions, or to determine if you are eligible to enter into a 10b5-1 plan. Workiva reserves the right to deny any submitted plan, and to suspend or instruct the termination or any plan that has been previously approved.

Violations of the Policy
Individual Responsibility
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

All persons subject to this Policy have an ethical and legal obligation to maintain the confidentiality of information about the Company and to refrain from engaging in transactions in Company Securities, or the securities of any other company, while in possession of material nonpublic information. Each person subject to this Policy is responsible for making sure that he /she / they, as well as his / her / their Family Member(s) and / or Controlled Entities, comply with this Policy.

In all cases, you are responsible for determining whether you are in possession of material nonpublic information, and any action on the part of the Company, the Chief Legal Officer or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

Consequences of Violations

You may be subject to severe legal and regulatory action for any conduct prohibited by this Policy or applicable securities laws, including actions taken by the Securities and Exchange Commission.

In addition, failure to comply with this Policy may result in disciplinary action by the Company, up to and including termination of employment, regardless of whether the employee’s failure to comply results in a violation of law.

If you know anyone that has violated this Policy, you have a duty to report it to Workiva's Chief Legal Officer as soon as possible.

Administration of the Policy
The Company has tasked the Chief Legal Officer with administering this Policy, including:
•assisting with implementation and enforcement of this Policy;
•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•pre-clearing all trading in Company Securities by Company Insiders in accordance with the procedures set forth under the heading “Additional Procedures Applicable to Company Insiders”; and
•providing approval of any Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans,” and any transactions as described under the heading “Prohibited and Special Transactions in Company Securities”.

All determinations and interpretations by the Chief Legal Officer shall be final and not subject to further review.

Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer.

Last rev. February 2025